As filed with the Securities and Exchange Commission on October 16, 2000.


                                                      Registration No. 333-62833

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         ------------------------------


                    PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
                                   ON FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------
                               I-LINK INCORPORATED
             (Exact name of registrant as specified in its charter)


                  Florida                                  59-2291344
         (State or Other Jurisdiction of                 (I.R.S. Employer
         Incorporation or Organization)                  Identification No.)

           13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020
               Telephone (801) 576-5000, Facsimile (801) 576-4295

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
              John W. Edwards, Chairman and Chief Executive Officer

                               I-Link Incorporated

        13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020
                    (801) 576-5000, Facsimile (801) 576-4295
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
       Ralph V. De Martino, Esquire             David E. Hardy, Esquire
   De Martino Finkelstein Rosen & Virga              Hardy & Allen
      1818 N Street, N.W., Suite 400             818 East South Temple
        Washington, DC  20036-2492             Salt Lake City, UT  84102
          Phone (202) 659-0494,                   Phone (801) 364-6660,
        Facsimile (202) 659-1290                Facsimile (801) 364-6664
                         ------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                      (COVER CONTINUED OVERLEAF)

                         CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO  AMOUNT TO BE  OFFERING PRICE PER  AGGREGATE OFFERING  REGISTRATION
             BE REGISTERED               REGISTERED      SHARE (1)           PRICE (1)          FEE (1)
Common Stock, $.007 par value (2)         124,588          $3.48              $433,566          $127.90
Common Stock, $.007 par value (3)         23,474           $3.48               $81,690            24.10
Total  (4)                                                                                      $152.00
==========================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933. On September 3, 1998, the date of initial filing of this Registration Statement, the effective registration fee rate was $.000295 per $1.00 of Aggregate Offering Price, and the fee paid was based on the closing bid price of I-Link common stock on Nasdaq on August 31, 1998 of $3.438.



(2) To be issued as payment of dividends accrued and payable to holders of record of Class C preferred stock as of February 22, 2000.


(3) Estimated. To be issued as payment of dividends which may become payable through and including September 6, 2001 if and when declared by the board of directors.


(4)  Fee previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                         148,062 Shares of Common Stock
                      Issuable as Dividends Payable and to
                    Become Payable on Class C Preferred Stock


[LOGO]


        Basic information regarding the resale of the common stock issued and to be issued as dividends



- I-Link is registering 124,588 shares of common stock for resale by selling securityholders, to be issued as dividends to holders of Class C preferred stock.



- I-Link is also registering 23,474 additional shares of common stock for resale by selling securityholders, which may be issued as dividends payable on Class C preferred stock through September 6, 2001.



- February 22, 2000 was the record date for the payment of accrued dividends, which will be paid in shares of common stock as soon as possible after this Registration Statement is declared effective.



- Each Class C preferred stock shareholder will be a "selling securityholder" and will be able to publicly sell his shares as long as this Registration Statement is effective.



- Each Class C preferred stock shareholder may sell his shares at prices related to prevailing market prices or at negotiated prices in one or more transactions on or off the Nasdaq Small Cap market.



         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ILNK." On September 12, 2000 the closing sale price of the common stock as reported by Nasdaq was $4.72. Our Class C preferred stock is not traded publicly.



An investment in these securities involves a high degree of risk and dilution. See "Risk Factors" beginning on page _.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                 The date of this prospectus is October __, 2000

                WHERE YOU CAN FIND MORE INFORMATION ABOUT I-LINK



         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located in Washington, DC, New York, NY and Chicago, IL. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms.


                       DOCUMENTS INCORPORATED BY REFERENCE


         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information about us by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents, filed with the SEC under the Exchange Act of 1934:



- Annual Report on Form 10-K (File No. 0-17973) for the fiscal year ended December 31, 1999 (filed with the SEC on April 14, 2000);



- Quarterly Report on Form 10-Q (File No. 0-17973) for the quarter ended March 31, 2000 (filed with the SEC on May 19, 2000);



- Quarterly Report on Form 10-Q (File No. 0-17973) for the quarter ended June 30, 2000 (filed on with the SEC on August 11, 2000); and



-        Current Report on Form 8-K (File No. 0-17973), filed on September 14,
         2000.



         A copy of the Form 10-K, the most recent Form 10-Q, and Form 8-K are included with this prospectus. You may request a copy of any of the documents on the above list at no cost, by writing or telephoning us at the following address:



                               Corporate Secretary
                               I-Link Incorporated
                    13751 S. Wadsworth Park Drive, Suite 200
                                Draper, UT 84020
                                 (801) 576-5000



         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY


         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE TRADING IN THE SHARES OF COMMON STOCK ISSUED AS DIVIDENDS TO THE CLASS C PREFERRED STOCKHOLDERS. IT SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION ELSEWHERE IN THIS PROSPECTUS AND THE FINANCIAL STATEMENTS AND NOTES INCORPORATED BY REFERENCE. EACH CLASS C PREFERRED STOCKHOLDER AND SUBSEQUENT HOLDER OF THE DIVIDENDS ISSUED AS SHARES OF COMMON STOCK IS URGED TO READ THIS PROSPECTUS CAREFULLY, AND IN ITS ENTIRETY.



         I-Link is registering 124,588 shares of common stock to be issued as dividends to holders of Class C preferred stock and another 23,474 shares of common stock which may be issued as dividends payable of Class C preferred stock through September 6, 2001. The first group of dividend shares (124,588 shares) will be issued to those who held Class C preferred stock as of the close of business on February 22, 2000, which was the record date for the payment of accrued dividends.



Common Stock Outstanding Prior to Offering                        27,982,300 (1)
Common Stock Outstanding After Offering                           28,130,362 (2)
Nasdaq Symbol                                                         ILNK



----------
(1) As of September 22, 2000. Does not include: (a) 347,976 shares of common stock issuable upon conversion of the outstanding Class C preferred stock; (b) 124,588 shares of common stock proposed to be issued on or about September 30, 2000 as payment of dividends due on Class C preferred stock and up to approximately 23,474 shares of common stock to be issued as dividends to become payable on Class C preferred stock through September 6, 2001; (c) options to purchase 15,821,844 shares of common stock granted by I-Link; (d) 47,806,265 shares of common stock issuable upon exercise of warrants, conversion of the Series M preferred stock and conversion of certain convertible promissory notes; or (e) approximately 7,475,160 shares of common stock issuable upon conversion of the Series N preferred stock or as payment of dividends thereon.



(2) Includes 124,588 shares of common stock proposed to be issued on or before September 1, 2000 as payment of dividends due on Class C preferred stock and up to approximately 23,474 shares of common stock which may be issued as dividends to become payable on Class C preferred stock through September 6, 2001, if and when declared. Does not include: (a) 347,976 shares of common stock issuable upon conversion of the outstanding Class C preferred stock; (b) options to purchase 15,821,844 shares of common stock granted by I-Link; (c) 47,806,265 shares of common stock issuable upon exercise of warrants, conversion of the Series M preferred stock and conversion of certain convertible promissory notes; or (d) approximately 7,475,160 shares of common stock issuable upon conversion of the Series N preferred stock or as payment of dividends thereon.



                                  ABOUT I-LINK



         I-Link is an integrated voice and data communications company focused on simplifying the delivery of "unified communication." Unified communication integrates traditional telecommunications with new Internet Protocol (IP) communications systems making communication simpler and cheaper, and increasing communication capabilities . Unified communication integrates telecommunication, mobile communication, paging, voice-over-IP (VoIP) and Internet technologies. Through our wholly-owned subsidiary I-Link Communications, Inc., I-Link provides enhanced telecommunications services on a wholesale and retail basis. Through our wholly-owned subsidiaries MiBridge, Inc., and ViaNet Technologies Ltd., I-Link conducts the research and development of new telecommunications services, products, and technologies, and the licensing of certain of these products and technologies to other telecommunications companies. We are a leader in the delivery of unified communications as a result of six services we offer:
I-Link's Intranet, Softswitch Plus-TM-, GateLink-TM-, V-Link-TM-, Indavo-TM-, and I-Link TalkFree-TM-.



                                  RISK FACTORS



MARKET-RELATED RISKS



A holder of I-Link stock may see the percentage of his ownership interest in I-Link reduced by the issuance of new stock and the conversion of debt.


         "Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases. Holders of I-Link common stock have suffered significant dilution as a result of equity and debt financings and will suffer further dilution in the event that holders of I-Link's outstanding convertible securities, including shares of Class C preferred stock, Series M preferred stock and Series N preferred stock elect to convert their preferred shares to common stock. The exercise of warrants and options, including options granted under I-Link's stock option plans and employment agreements, will result in additional dilution.


         As of September 22, 2000, there were approximately 27,982,300 shares of common stock outstanding, as well as preferred stock, options and warrants outstanding which may be converted into or exercised for approximately 71,584,000 more shares of common stock, which is over two and a half times the current number of shares outstanding. If all of these securities were exercised or converted, the 71,584,000 new shares of common stock to be issued would represent nearly 72% of the then-outstanding shares of common stock. This exercise or conversion would result in substantial dilution for holders of I-Link common stock. The potential of all of these shares of common stock being issued and then sold into the market, or the anticipation of those sales occurring, might decrease the market price of I-Link's common stock and make it more difficult for I-Link to attract additional equity financing.



OPERATIONAL RISKS



I-Link must raise additional financing to meet I-Link's ongoing capital requirements.



         We need large amounts of capital now and in the future to operate our business and put into place our present and future business plans. Revenues generated from our continuing operations will be insufficient to fund our business over the next year. We entered into the following additional financing arrangements in order to obtain the additional funds necessary for our continuing operations in 2000:

         (1) On May 9, 2000, I-Link and Red Cube International AG, a leading international provider of IP telephony and enhanced Web-based communications services, announced an alliance to offer global, enhanced IP communications to the customers of both companies. The terms of the alliance include:



                  - Red Cube's paying I-Link $10,000,000, consisting of a $7,500,000 licensing fee and $2,500,000 in prepaid consulting fees;



                  - payment of an additional $10,000,000 by Red Cube for future services and the removal of any obligations that I-Link might have had to repay any of the $20,000,000 received from Red Cube; and



                  -        the execution of a revenue sharing agreement.



         (2) On February 25, 2000, I-Link obtained lease financing arrangements for some network equipment totaling up to $5,000,000.



         (3) The April 15, 2000 due date of I-Link's $7,768,000 loan owed to Winter Harbor (and accrued interest of $1,847,848 through June 30, 2000), was extended to April 15, 2001. See "Operational Risks - Winter Harbor and/or Red Cube have potential voting control over I-Link."



         (4) On August 30, 2000, Red Cube announced the execution of an agreement with Winter Harbor to acquire all the securities of our company now held by Winter Harbor. Red Cube stated in its Form 13D filing, that it desires to assist I-Link in gaining access to the financial resources it may need, as rapidly as possible, by the cash conversion of the outstanding warrants that will be acquired by Red Cube as part of the purchase of the securities of I-Link owned by Winter Harbor. Red Cube's acquisition of Winter Harbor's securities in I-Link is subject to governmental approvals.



         We believe that the these arrangements will be sufficient to fund our operations in 2000. We will need additional funds after 2000 to fund our operations and finance the planned expansion of our business communications services, product development and manufacturing, and to pay our loans and debts. The availability of these funds will depend on prevailing market conditions, interest rates, and the financial position and results of operations of I-Link. We cannot guarantee that additional funds will be available or if they are, that they will be on favorable terms and conditions. We also may need to raise funds prior to the end of 2000 if, for example, we accelerate the expansion of our network and services experience, operating losses that exceed our current expectations or pursue acquisitions.



I-Link must meet minimum purchase requirements under agreements with national carriers.



         I-Link has an agreement with a national long distance carrier to lease local access telephone lines. The agreement includes minimum usage commitments of $2,160,000 per year for the two years beginning July 2000. If I-Link were to terminate the agreement early, we would be required to pay 25 percent of any remaining minimum monthly usage requirements.



         In December 1999, I-Link entered into an agreement with a national carrier to provide long distance capacity in order to provide long distance telecommunications services to I-Link's customers who reside in areas not yet serviced by I-Link's dedicated telecommunications network. The eighteen-month agreement includes minimum monthly usage commitments of $250,000 in mid-2000. Either party may terminate the agreement with 90 days notice.



I-Link's operations are dependent on leased telecommunications lines.



         I-Link uses other companies to provide data communications capacity via leased telecommunications lines and services to and from geographic areas which are not covered by I-Link's own network. Sprint, MCI WorldCom, Global Crossing, Level 3 and other regional companies provide significant portions of the leased telecommunications lines and services that we use. If any of these suppliers are unable or unwilling to provide or expand their current levels of service to I-Link in the future, the services we offer our subscribers would be affected. Although leased telecommunications lines are available from several alternative suppliers, I-Link might not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. Significant interruptions of our telecommunications services might occur in the future, and we might not be able to provide the level of service we currently offer. Changes in tariffs, regulations, or policies by any of I-Link's telecommunications providers might limit or eliminate our ability to continue to offer long distance service on commercially reasonable or profitable terms.



I-Link relies on two suppliers for hardware components.



         We depend on certain third party suppliers of hardware components. I-Link currently attempts to maintain a minimum of two vendors for each required product. We purchase from one source components that we use to provide networking services. Certain hardware components may arrive late. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could limit or eliminate I-Link's ability to integrate, conduct and implement expansion of I-Link's business.



I-Link must find capital to expand I-Link's real-time IP network.



         We plan to expand our real-time IP network, which will require additional capital expenditures. We might not be able to raise the needed additional capital. Our growth is dependent on our ability to implement and improve operational, financial and management information systems and to train, motivate and manage employees. We will also need to successfully market our products and services. We will need additional management personnel and greater expertise from existing management to maintain or improve the services and products we offer. I-Link's business and performance would suffer if we cannot improve our support resources to handle additional subscribers, or to adequately expand and enhance our telecommunications infrastructure. We are uncertain if customer support or our other resources will provide us growth or if we will be able to expand in the future. Any failure to do so could reduce our future operating results.



I-Link's Board of Directors may issue additional shares of preferred stock without shareholder approval.



         I-Link's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share. The board of directors are authorized to determine rights and preferences determined by the board of directors. The board of directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which are senior to the shares of common stock offered in this prospectus or which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. The issuance of additional shares of preferred stock may also hamper or discourage an acquisition of I-Link or change in control of I-Link. To date, a total of 521,000 shares of preferred stock have been designated in eight series, of which a total of 36,121 shares in three series remain outstanding. Although I-Link does not currently intend to issue any additional shares of preferred stock, we cannot be sure that we will not do so in the future.



Winter Harbor and/or Red Cube have/has potential voting control over I-Link.



         Beginning in the summer of 1997, I-Link entered into a number of financing arrangements with Winter Harbor, L.L.C., and I-Link issued to Winter Harbor the options, warrants and convertible stock listed in the next paragraph. On August 30, 2000 Winter Harbor and Red Cube came to an agreement so that Winter Harbor will sell to Red Cube all of Winter Harbor's interest in I-Link. I-Link will not issue any new securities relating to this transaction, it is strictly a change of ownership of shares, warrants and options that are already issued. As of the date of this prospectus Winter Harbor and Red Cube have not closed this transaction, but I-Link fully expects it to be completed. For these reasons, whoever owns the securities in question (whether it is Winter Harbor or Red Cube) will have the potential to exert voting control over our company. In fact, as part of its agreement with Winter Harbor, Red Cube has advised I-Link that it intends to exercise certain warrants and convert certain shares of stock, as described below.



         If Winter Harbor (or Red Cube) exercised all its warrants, including the warrants potentially available under its promissory notes, and converts its Series M preferred stock, Series N preferred stock, or convertible debt to common stock, it has the potential to own approximately 53,919,350 shares, or 66%, of I-Link's then-outstanding common stock. These include:

- approximately 7,968,172 shares of common stock from the conversion of 4,400 shares of Series M preferred stock (Red Cube has stated its intention to make this conversion as soon as it purchases the Series M shares from Winter Harbor);



- approximately 7,085,096 shares of common stock issuable upon conversion of 14,404 shares of Series N preferred stock;



- up to 28,540,000 shares of common stock underlying warrants which are exercisable at any time (Red Cube has stated its intention to exercise 18,800,000 of these warrants as rapidly as possible after it purchases them from Winter Harbor);



- approximately 5,326,082 shares of common stock issuable upon conversion of Series M preferred stock that Winter Harbor (or Red Cube) would be entitled to receive should it decide to convert certain debt; and



- approximately 5,000,000 shares of common stock issuable upon exercise of warrants Winter Harbor (or Red Cube) would be entitled to receive should it convert its promissory notes to common stock (Red Cube has stated its intention to exercise these warrants as soon as they are issued).



         Thus Winter Harbor or Red Cube, or perhaps both of them in combination, could obtain sufficient voting power to control I-Link. Once Red Cube obtains the Series M Preferred shares owned by Winter Harbor, Red Cube will be entitled to designate the two additional board members associated with ownership of the Series M Preferred shares. See "Description of Securities."



I-Link must be current on dividends to I-Link's Class C and Series M preferred stockholders before paying common stock dividends.



         I-Link must be current on dividend payments for its Class C and Series M preferred stock before I-Link pays any dividends to common stock holders. Preferred stock dividends valued at $351,868 and $489 were paid in 1999 and 1998, respectively, in common stock (non-cash) on the converted shares of Class F redeemable preferred stock. As of June 30, 2000, dividends in arrears (undeclared) on Class C and Series M preferred stock were approximately $590,000 and $3,735,000, respectively. On February 22, 2000, I-Link's board of directors set a record date for payment of accrued dividends on the Class C preferred stock of $563,781 to stockholders of record on February 22, 2000, to be paid in shares (124,588) of I-Link's common stock within ten business days of the date these shares of common stock become subject to an effective registration statement under the Securities Act of 1933. We have not paid and do not anticipate that we will pay dividends on our common stock in the foreseeable future.



I-Link may issue additional shares of common stock that would reduce a shareholder's pro rata ownership in I-Link and would discourage an acquisition or change in control of I-Link.

         I-Link has authorized capital stock of 150,000,000 shares of common stock, $.007 par value per share and 10,000,000 shares of preferred stock. As of September 22, 2000, there were 27,982,300 shares of common stock issued and outstanding; 14,499 shares of Class C preferred stock issued and outstanding; 4,400 shares of Series M preferred stock issued and outstanding; and 15,197 shares of Series N preferred stock issued and outstanding. I-Link could issue any shares of stock or related convertible securities other than those listed in the last sentence which could, discourage, delay or prevent a change in control of I-Link. See "Description of Securities."



I-Link's future performance relies on attracting and retaining certain key members of senior management as well as technical, systems and sales personnel.



         The continued efforts and employment of our senior management are critical for the success of I-Link's operations. Our management is responsible for making recommendations to the board of directors which exercises final authority over business decisions. While I-Link has entered into employment agreements with senior management, the loss of the services of any of those officers could be detrimental to I-Link.



         Our future performance depends largely upon our ability to attract and retain key technical, systems and sales personnel, most of whom are not bound by an employment agreement. Competition for such personnel is intense and we cannot be sure that we will be able to retain key employees in these areas or that we will be able to attract highly qualified personnel in the future.



I-Link is a growing company which must attract new subscribers and minimize the rate of customer attrition in an industry with larger and better capitalized competitors.



         I-Link is a growing business that faces several challenges, especially when compared to larger companies in the same business, including;



         -        a small management team;



         -        limited capital and financial resources;



         -        I-Link's small size; and



         -        a small market share



         All these factors might make us unable to compete with larger, older, better capitalized businesses.



         In order to increase our subscribers, I-Link must be able to replace terminating subscribers and attract new subscribers. However, the sales and marketing expenses and other subscriber costs associated with attracting new subscribers are substantial. I-Link's ability to improve operating margins will depend on the ability to retain subscribers. I-Link plans to invest significant resources in the telecommunications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs. However, I-Link's future efforts might not improve subscriber retention.

         On February 15, 2000, I-Link signed a strategic marketing and channel agreement with Big Planet, a wholly-owned subsidiary of Nu Skin Enterprises, Inc. Under terms of the agreement, I-Link's independent network marketing sales force moved to Big Planet. We will continue to sell our products to Big Planet on a wholesale basis. While I-Link believes this relationship will increase I-Links revenues, this new relationship increases risk to I-Link because almost all sales to the residential market will be to a single customer (Big Planet). Should Big Planet discontinue marketing I-Link's products, up to 90% of I-Link's existing telecommunications revenues might cease.



I-Link's dependence on the transmission facilities owned by other companies makes I-Link vulnerable to changes in I-Link's lease arrangements.



         To be profitable we must transmit our customers' long distance telephone calls at a lower cost over transmission facilities leased from long distance carriers that compete with I-Link. We own only a limited amount of the transmission facilities needed to complete all of our customers' long distance telephone calls. We are vulnerable to changes in our lease arrangements and the profitability of our direct dial long distance telephone business depends on our ability to enter into inexpensive long and short term lease arrangements with facilities-based carriers for the transmission of calls. While we believe that we have ample access to transmission facilities at low rates and expect to continue to have this access, we cannot guarantee that leased capacity will continue to be available at low rates.



I-Link might not be able to continue to satisfy the requirements for maintaining quotation on Nasdaq.



          Our common stock is traded on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol "ILNK." While the common stock is currently listed for quotation on Nasdaq, I-Link can not guarantee that we will be able to continue to satisfy the requirements for maintaining quotation on Nasdaq . If, for any reason, the common stock becomes ineligible for continued listing and quotation, holders of I-Link's securities may have difficulty selling their securities should they desire to do so.



INDUSTRY RISKS



I-Link must continue to have up to date technology and be attentive to general economic trends to compete in the communications services industry.



         The market for telecommunications services is extremely competitive. We believe that our ability to compete successfully will depend upon a number of factors, including:



         -        the pricing policies of our competitors and suppliers;



         - the capacity, reliability, availability and security of I-Link's real-time IP network;



         -        the public's recognition of our name and products;



         -        the timing of our introductions of new products and services;

         - our ease of access to and navigation of the Internet or other types of data communication networks;



         - our ability in the future to support existing and emerging industry standards; and



         - our ability to balance network demand with the fixed expenses associated with network capacity.



              I-Link believes there currently is no competitor in the North American market providing services in the same manner that I-Link does. There are, however, many companies that offer business communications services and compete with I-Link at some level. These range from large telecommunications services, and carriers such as AT&T, MCI WorldCom and Sprint, to smaller, regional resellers of telephone line access. These companies, as well as others including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that could directly compete with those of I-Link. These entities are far better capitalized than I-Link and enjoy a significant market share in their industry segments. These entities also enjoy certain competitive advantages such as extensive nationwide networks, name recognition, operating histories, and substantial advertising resources. In addition, there may be other businesses that are attempting to introduce products similar to I-Link's for the transmission of business information over the Internet. I-Link might not be able to successfully compete with these market participants.



If I-Link cannot continue to provide a lower rate to customers I-Link might lose customers and have lower operating results.



              Customers are billed for the long distance telecommunications services the customers use. Each customer pays a per-minute charge for long distance telecommunications service that is generally lower than the customer would pay to traditional long distance carriers for similar services. I-Link's ability to undersell these traditional long distance carriers arises as a result of:



         - the lower costs of the IP telecommunications technology, used in long distance calls carried on I-Link's real-time IP network, and



         - the volume discounts realized under I-Link's lease agreements with other long distance carriers for calls made to or from areas not serviced by I-Link's real-time IP network.



         We believe I-Link's lower long distance charges are an important factor in our ability to attract and retain customers. Therefore, a decrease of the margin between the rates charged to I-Link's customers and the cost of the bulk-rate long distance telecommunications services purchased by I-Link for resale to our customers would lower revenues and profits to I-Link. To the extent this margin decreases, the savings we are able to obtain for our customers could decrease and I-Link could lose customers and face increased difficulty in attracting new customers, potentially lowering I-Link's operating results.

If I-Link is unable to continue to lease telecommunication lines from major suppliers our operations may be significantly impaired.



         I-Link's ability to transmit long distance telephone calls at a low cost is dependent on transmission facilities leased from carriers that compete with I-Link. Many of these leased telecommunications lines are currently provided by Sprint, MCI WorldCom, US West, Pacific Telesis, Southwest Bell, IXC, Qwest Communications, and Level 3. We also use Sprint as our primary supplier of inbound and outbound telephone services in geographic areas our own network does not cover. We, like other companies in our industry, are vulnerable to changes in our lease arrangements. While I-Link has no prior history of lease-related problems, if any of these suppliers are unable or unwilling to provide or expand their current levels of service to us in the future, our operations could be significantly impaired. Although leased telecommunications lines are available from several alternative suppliers, we may not be able to obtain substitute services from them at reasonable or comparable prices or in a timely fashion. We are also subject to risks relating to the potential disruptions in these telecommunications services that could occur in the future. Changes in tariffs, regulations or policies by any of our telecommunications providers may impede our ability to continue to offer long distance service on what we consider to be commercially reasonable or profitable terms.



Changes in regulations affecting I-Link's operations could reduce operating results and lower the price of I-Link common stock.



         Certain of I-Link's operations are subject to regulation by the Federal Communications Commission (FCC) under the Communications Act of 1934. In addition, certain of I-Link's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting I-Link could damage our operations and lower the price of our common stock. Recently, the federal government enacted the Telecommunications Act of 1996, which, among other things, allows the Regional Bell Operating Companies and others to enter the long distance business. Entry of the Regional Bell Operating Companies or other entities, such as electric utilities and cable television companies, into the long distance business may have a negative impact on I-Link or our customers. I-Link anticipates that some of these entrants will prove to be strong competitors because they may:



-        be better capitalized;



-        already have substantial customer bases; or



- enjoy cost advantages relating to local telecom lines and access charges.



         This could lower the results of our operations, which could have a negative effect on the price of I-Link's common stock. In addition, the Telecommunications Act provides that state proceedings may in certain instances determine access charges I-Link is required to pay to the local exchange carriers. If these proceedings occur rates could increase which could lead to a loss of customers, lower operating results and lower the price of I-Link's common stock.

         I-Link Communications' activities are regulated by the public utility commissions of the various states in which I-Link operates. Also, decisions by the FCC with respect to the permissible business activities or pricing practices may reduce I-Link's operating results. I-Link could be subject to complaints seeking damages and other relief filed by parties claiming to be harmed by I-Link's failure to file tariffs. Any significant change in regulations by state governmental agencies could increase I-Link's costs or hamper I-Link's activities and our expansion efforts. The FCC has recently taken or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference. Additionally, legislation has recently been enacted in congress further liberalizing the telecommunications industry. The new legislation will permit the Regional Bell Operating Companies to provide service in the long distance market and allow the long distance carriers such as AT&T, MCI WorldCom and I-Link into the local markets. Even though there exist safeguards in the legislation to ensure fair competition, the entry of the Regional Bell Operating Companies could decrease I-Link's business.



I-Link's internet-related business may be subject to additional governmental regulation.



         We have been moving our customers off the facilities of existing long distance carriers, and have increased our reliance on our own proprietary IP network for transmission in the hope of enjoying minimal federal regulation under current rules. In the past, companies that provide the software and hardware for Internet telephony, or other Internet data functions, have not been regulated by the FCC as common carriers or telecommunications service providers. In May 1997, the FCC concluded that information and enhanced service providers are not required to contribute to federal universal service funding mechanisms. The FCC possesses a potentially broad jurisdiction over the Internet because the Internet relies on wire and radio communications facilities and services over which the FCC has had long-standing authority. The FCC could in the future decide to regulate these types of providers. The FCC's framework for "enhanced services" confirms that the FCC has authority to regulate computer-enriched services.



I-Link faces continued exposure to tort liability in the medical industry through I-Link's discontinued medical division.



         I-Link directly and indirectly controls two business entities that operated I-Link's discontinued medical facilities. These facilities exposed I-Link to general liability for contracts entered into by those businesses and for torts committed by I-Link's agents and employees during their period of operations. I-Link's discontinued medical operations included operating medical equipment used to perform procedures on or diagnose diseases in patients. I-Link is exposed to tort liability in the event of harm to patients due to the negligence of I-Link, our agents, and employees. I-Link currently maintains professional liability insurance coverage in the amount of $1,000,000. I-Link also maintains an umbrella policy covering, among other things, workers' compensation, general, and automobile liability in an amount of $9,000,000 in coverage. For any of a variety of reasons, I-Link may not continue to maintain this amount of insurance coverage in the future.



TECHNOLOGICAL RISKS



The success of I-Link's operations requires continued adaptation to new services and technological change.



         Our success is highly dependent upon our ability to develop new software and services that meet changing customer requirements. To be competitive I-Link must be attentive to rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. We cannot be sure that I-Link will successfully identify new service opportunities and develop and bring new software and services to the market in a timely manner, or that software, services or technologies developed by others will not make our own software, services or technologies uncompetitive or obsolete in the future. Our pursuit of technological advances may require substantial time and expense, and we may not succeed in adapting the services currently provided by us to new or alternate technologies.



I-Link does not possess patent protection on all the technologies we use.



         I-Link currently holds two patents for voice and data compression and conferencing, and has filed additional patent applications for various technologies including I-Link's technology for fax and voice communications over the Internet. Even if we obtain patents for our technologies, the patent protection may still be insufficient to prevent the technology used in I-Link's products from duplication by others. In addition, I-Link might not be able to afford the expense of any litigation that may be necessary to enforce its rights under any patent.



         United States and foreign competitors, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to sell our services. I-Link has not conducted an independent review of patents issued to these competitors. Although we believe that our products do not infringe on the patents or other proprietary rights of other individuals or companies, we are uncertain whether other individuals or companies will assert infringement claims against us. An adverse outcome in the defense of a patent suit could subject I-Link to significant liabilities to these individuals and companies, require disputed rights to be licensed from these individuals and companies or require us to cease selling our services.



I-Link's dependence on I-Link's real-time IP network forces us to continue to expand and adapt the network at a substantial financial cost.



         Key to the quality of our services and the future success of I-Link is the capacity, reliability and security of I-Link's real-time IP network to support the services we offer to customers. I-Link must expand and adapt I-Link's real-time IP network as the number of users and the amount of information they wish to transfer increases and to meet changing customer requirements. The expansion and adaptation of the real-time IP network will require substantial financial, operational and management resources. I-Link might not be able to expand or adapt the real-time IP network on a timely basis, at a commercially reasonable cost, or at all. Any failure of I-Link to expand the real-time IP network as needed, could have a large negative adverse effect on I-Link's overall business, future financial condition and results of operations.



I-Link's equipment could be susceptible to technological failure.



         Although I-Link carries "commercial property/business interruption" insurance, such insurance does not include coverage of certain natural disasters. A major equipment failure or a natural disaster affecting any one of I-Link's switching facilities could decrease or halt I-Link's operations.



         STATEMENTS INCLUDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS," IN ADDITION TO STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, THAT ARE NOT STATEMENTS OF FACT, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE THUS PROSPECTIVE. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "INTEND," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO FORWARD-LOOKING STATEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS, AND I-LINK UNDERTAKES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.



                                 USE OF PROCEEDS



         The shares of common stock which are the subject of this prospectus are issuable as dividends on previously issued shares of Class C preferred stock. Consequently, I-Link will not receive any of the proceeds from the sales of these shares of common stock.


                              PLAN OF DISTRIBUTION


         These shares of common stock are being distributed by I-Link as payment of dividends payable and to become payable on Class C preferred stock. Consequently, the holders of the common stock dividend shares will receive the proceeds from any resale of those securities . The securities may be sold at various times by their holders or by pledgees, transferees, or other successors in interest, on Nasdaq (or any other exchange on which these securities are listed at the time of sale) at prevailing market prices, or might be delivered in satisfaction of previously incurred indebtedness or other contractual obligations, or sold directly to purchasers in privately negotiated transactions. They may from time to time offer their respective securities for sale by one or more of the following methods:



         - block trades in which the broker or dealer conducting the trade will attempt to sell the securities being registered as agent but may position and resell a portion of the block as principal to facilitate the transaction;



         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;



         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;



         -        privately negotiated transactions;



         -        short sales;



         -        a combination of any such methods of sale; and


         -        any other method permitted pursuant to applicable law.


         In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold only through registered or licensed brokers or dealers in those states. In addition, in certain states, these securities may not be offered or sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.



         I-Link has paid all of the expenses relating to the registration of the dividend shares (including registration pursuant to the securities laws of certain states) other than any commissions, expenses, reimbursements and discounts of underwriters, dealers or agents.


                             SELLING SECURITYHOLDERS


         The following table sets forth the beneficial ownership of I-Link securities as of February 22, 2000, the record date of the distribution of the dividend shares by each person who is a selling securityholder.



                                                                    SECURITIES BEING         PERCENT OF OUTSTANDING
                                                                      OFFERED: (1)             COMMON STOCK OWNED
                                                                    ----------------         ----------------------
NAME OF BENEFICIAL OWNER                              CLASS C         COMMON STOCK          PRIOR TO          AFTER
------------------------                              SHARES        (DIVIDEND SHARES)       OFFERING       OFFERING (2)
                                                      -------       ----------------        --------       ------------
Steve M. Barnett                                        1,500            5,549                  *               0
Richard L. Bazelon &  Eileen A. Bazelon                 1,500            5,549                  *               0
Richard G. David                                        1,625            6,012                  *               0
Kenneth R. Falchuk                                      1,500            5,549                  *               0
Hercules Systems, Inc.                                    750            2,775                  *               0
Joseph Ingarra                                            812            3,004                  *               0
William Joe Jackson &  Ann Street Jackson               1,987            7,351                  *               0
Leslie Group, Inc. (3)                                  3,000           11,099                  *               0
Mario Marsillo, Jr.                                       500            1,850                  *               0
Ronald Piasecki                                         7,500           27,747                  *               0


                                       15

Leonard M. Schiller                                       812            3,004                  *               0
Phillip J. Schiller                                       812            3,004                  *               0
SJG Management, Inc.                                      375            1,387                  *               0
George L. Smith                                           750            2,775                  *               0
Theodore Stern &  Elizabeth Stern                       3,000           11,098                  *               0
Joel  A. Stone                                          2,250            8,324                  *               0
Joyce N. Westmoreland                                   1,250            4,624                  *               0
Joseph Wong                                               754            2,789                  *               0
David H. Zises                                          1,500            5,549                  *               0
Kenneth J. Zises                                        1,500            5,549                  *               0


--------------
*        Less than one percent.


(1) Does not include 23,474 shares of common stock which may be issued as dividends which become payable through September 6, 2001, if and when declared by the board of directors.



(2) Assumes the sale of all of the securities being offered by the noted shareholder.


(3) The named securityholder was controlled by Mr. Joseph Cohen, deceased, formerly a director of I-Link.


         Shares of common stock covered by this prospectus may be offered and sold at various times through brokers in the over-the-counter market or otherwise at prices acceptable to the selling securityholders. To I-Link's knowledge, no specific brokers or dealers have been designated by any selling securityholder nor has any agreement been entered into in respect of brokerage commissions or for the exclusive sale of any securities which may be offered . Alternatively, the selling securityholder may at various times offer the shares through underwriters, dealers, or agents, which may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the shares from whom they may act as agents. The selling securityholders and any underwriters, dealers, or agents that participate in the resale of the dividend shares may be deemed "underwriters" under the Securities Act and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any of them might be deemed to be underwriting discounts and commissions under the Securities Act.



         Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and its rules and regulations , including but not limited to, Rule 10b-5 and Regulation M, in connection with transactions in the shares . All of these restrictions may affect the marketability of the shares.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         I-Link is currently authorized to issue 150,000,000 shares of common stock, par value $.007 per share. As of September 22, 2000 there were 27,982,300 shares of common stock issued and outstanding and approximately 615 holders of record of the common stock, and approximately 18,900 beneficial owners. The holders of common stock:



- have one vote for each share held, which may be voted on each matter submitted to the stockholders of I-Link;



- have equal ratable rights to dividends , as and if declared by the board of directors;



- are entitled to share on a pro rata basis in all of the assets of I-Link available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of I-Link; and



- do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable to the common stock.



         Prior to any payment of dividends to the holders of common stock, all accrued and unpaid dividends on any outstanding shares of preferred stock must be paid. We anticipate that, for the foreseeable future, we will retain earnings, if any, to finance the operations of our businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of I-Link.



PREFERRED STOCK



         The Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share. The board of directors is authorized to issue shares of preferred stock at various times in one or more series and, subject to the limitations contained in the Articles of Incorporation and any limitations prescribed by law, to establish and designate a series and to fix the number of shares and the conversion rights, voting rights and terms of redemption and liquidation preferences. New issuances of shares of preferred stock with voting rights can affect the voting rights of the holders of outstanding shares of preferred stock and common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Furthermore, additional issuances of shares of preferred stock with conversion rights can have the effect of increasing the number of shares of common stock outstanding up to the amount of common stock authorized by the Articles of Incorporation and can also, in some circumstances, have the effect of delaying or preventing a change in control of I-Link or otherwise adversely affect the rights of holders of outstanding shares of preferred stock and common stock. To the extent permitted by the Articles of Incorporation, a series of preferred stock may have preferences over the common stock (and other series of preferred stock) with respect to dividends and liquidation rights.

CLASS C PREFERRED STOCK


         There are 240,000 shares of Class C preferred stock designated, of which 14,499 shares are issued and outstanding as of September 22, 2000.



What dividends are Class C preferred stockholders entitled to?



         The holders of the Class C preferred stock are entitled to cumulative preferential dividends, when declared by the board of directors, on a quarterly basis on February 15, May 15 , August 15, and November 15 of each year in an amount equal to 8% per annum of the liquidation preference per share of $60.00. Dividends will be paid to the holders of the Class C preferred stock in cash or, at the option of I-Link as determined by the board of directors, in shares of common stock. The number of shares of common stock issued to the holders of Class C preferred stock as dividends is based upon the last sale price of a share of common stock for the five trading days preceding the record date for a particular dividend, as long as these shares of common stock are covered by an effective registration statement. On February 22, 2000, the record date for the distribution of the dividend shares discussed in this prospectus, the holders of Class C preferred stock were entitled to receive one share of common stock for every $2.50 which is payable as a dividend. A holder's right to receive any dividends ceases upon conversion of Class C preferred stock into common stock. The shares of Class C preferred stock have no voting rights.



What are the current terms of the Class C conversion price?



         Unless previously redeemed, the Class C preferred stock is convertible into shares of I-Link's common stock by dividing $60.00 by the conversion price of $2.50. The resulting conversion rate (24 shares of common stock for each share of Class C preferred stock). This conversion rate is subject to adjustment in case there is a sale or issuance of common stock by I-Link at a price lower than the conversion price (except for shares issuable upon exercise or conversion of securities outstanding or issuable by I-Link on August 15, 1996.



         In no event shall the conversion price be adjusted below $1.25 on account of the adjustments described above; however, the conversion price is subject to adjustment under certain other circumstances. As of February 22, 2000 (the Record Date), 33,677 shares of Class C preferred stock were outstanding.



How can the Class C preferred stock be automatically converted ?



         Unless previously redeemed or converted, the Class C preferred stock will automatically be converted into common stock on September 6, 2001 at a conversion price equal to the lower of the then current conversion price or 50% of the average closing bid price of I-Link's common stock for the ten (10) trading days immediately preceding September 6, 2001.

What are the terms of redemption of Class C preferred stock?



         Through September 6, 2000, the Class C preferred stock was redeemable at any time at the option of I-Link at a redemption price equal to $60.00 per share plus accrued and unpaid dividends, provided the shares of common stock issuable upon conversion of the Class C preferred are covered by an effective registration statement (or as exempt from registration requirements); as long as during the thirty consecutive trading days immediately preceding the written notice and ending within fifteen days of the date of the notice of redemption, the closing bid price of I-Link's common stock was $8.00 per share or higher.



         The Class C preferred stock is redeemable at any time after September 6, 2000, at the option of I-Link, on not less than thirty nor more than sixty days written notice to registered holders at a redemption price equal to $90.00 plus accrued and unpaid dividends, provided the shares of common stock issuable upon conversion of the Class C preferred stock are covered by an effective registration statement (or are exempt from registration requirements).


ANTI-TAKEOVER MEASURES


         I-Link's articles of incorporation and bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing I-Link's management. The articles of incorporation provide for a board of directors with three separate classes. Vacancies on the board of directors are filled by a majority of the remaining directors then in office.



         The bylaws provide that all stockholder proposals must be presented to I-Link in order to determine if they will be proposed for vote at a special or annual meeting of stockholders . To accomplish this, the stockholder must provide the board of directors or the Secretary of I-Link with written notice of the stockholder's intent to present a proposal for action at the upcoming meeting of stockholders. This written notice must be provided to the board of directors or the Secretary of I-Link no later than the close of business on the fifth day following the date on which notice of the scheduled upcoming meeting is first given to the stockholders by I-Link. The stockholder's written notice shall include:



-        the name and address of the proposing stockholder;



- the number of voting securities he or she holds of record and which he or she holds beneficially;



-        the text of the proposal to be presented at the meeting; and



-        and a statement in support of the proposal.



         Any stockholder may make any other proposal at an annual meeting or special meeting of stockholders which may be discussed and considered, but unless the proposal follows the procedure discussed above, the proposal shall be postponed for action at an adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter.


TRANSFER AGENT



         American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for I-Link's common stock and Class C preferred stock.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL


         No expert or counsel named in this prospectus has or will receive in connection with this offering any interest, direct or indirect, in I-Link or any of its subsidiaries, nor was any such party connected with I-Link or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.


                                  LEGAL MATTERS


         Certain legal matters in connection with the registration of the securities offered by I-Link will be passed upon for I-Link by De Martino Finkelstein Rosen & Virga, Washington, D.C.


                                     EXPERTS


         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. The Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of I-Link or the facts herein set forth since the date hereof.



                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information
About I-Link ................................................................  1
Documents Incorporated by Reference .........................................  1
Prospectus Summary ..........................................................  2
About I-Link ................................................................  2
Risk Factors ................................................................  3
Use of Proceeds ............................................................. 14
Plan of Distribution ........................................................ 14
Selling Securityholders ..................................................... 15
Description of Securities ................................................... 16
Interests of Named Experts and Counsel ...................................... 20
Legal Matters ............................................................... 20
Experts ..................................................................... 20




                            148,062 SHARES OF COMMON
                          STOCK ISSUABLE AS DIVIDENDS



                                     [LOGO]







                                 --------------

                                   PROSPECTUS

                                 --------------









                                 ________, 2000

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses to be incurred by I-Link in connection with the registration of the securities subject of this registration statement, other than underwriting discounts and commissions, are estimated as follows:


       SEC Registration Fee........................................    $   152
       Printing and Engraving Expenses.............................     10,000
       Registrant's Counsel Fees and Expenses......................     20,000
       Accountant's Fees and Expenses..............................      5,000
       Miscellaneous Expenses......................................        848
                                                                    ----------
       Estimated Total.............................................    $36,000
                                                                    ==========


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

         The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i) a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

         I-Link's Bylaws provide that I-Link shall indemnify any such person to the fullest extent provided by law and empowers I-Link to purchase and maintain insurance on behalf of any such person.

         I-Link previously entered into indemnification agreements with certain officers and directors of I-Link for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of I-Link; provided that no indemnification will be made in respect of any acts or omissions (a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.


INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING I-LINK PURSUANT TO THE FOREGOING PROVISIONS, I-LINK HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.


ITEM 16. EXHIBITS.

         5.1      Opinion of Counsel, filed herewith.

         23.1     Consent of PricewaterhouseCoopers LLP, filed herewith.


         23.2     Consent of Counsel (included in Exhibit 5.1 filed herewith).


ITEM 17. UNDERTAKINGS

         I-Link hereby undertakes:

         (a)      RULE 415 OFFERING.

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      SUBSEQUENT EXCHANGE ACT DOCUMENTS INCORPORATED BY REFERENCE.

         I-Link hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of I-Link's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      INCORPORATED ANNUAL AND QUARTERLY REPORTS

         I-Link hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are note set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d)      INDEMNIFICATION.

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of I-Link pursuant to the foregoing provisions, or otherwise, I-Link has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by I-Link of expenses incurred or paid by a director, officer, or controlling person of I-Link in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, I-Link will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, I-Link certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, Utah, on October 13, 2000.


                                           I-LINK INCORPORATED

                                           By:       /s/ John W. Edwards
                                                     ---------------------------
                                                     John W. Edwards, Chairman
                                                     of the Board and Chief
                                                     Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                          TITLE                                DATE
---------                                          -----                                ----
 /s/ John W. Edwards                        Chairman of the Board               October 13, 2000
---------------------------------------     and Chief Executive Officer
John W. Edwards

/s/ Dror Nahumi                             President                           October 13, 2000
---------------------------------------
Dror Nahumi

/s/ John M. Ames                            Acting Chief Financial Officer      October 13, 2000
---------------------------------------
John M. Ames

/s/ David E. Hardy                          Secretary                           October 13, 2000
---------------------------------------
David E. Hardy

/s/ Henry Y.L. Toh                          Director                            October 13, 2000
---------------------------------------
Henry Y.L. Toh

/s/ Thomas A. Keenan                        Director                            October 13, 2000
---------------------------------------
Thomas A. Keenan

/s/ David R. Bradford                       Director                            October 13, 2000
---------------------------------------
David R. Bradford

/s/ Hal B. Heaton                           Director                            October 13, 2000
---------------------------------------
Hal B. Heaton

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